For immediate release

Tengasco, Inc. Announces Completion of 8-Well Drilling Program and First Quarter Kansas Operations Update

Knoxville, Tenn. Tengasco, Inc. (AMEX:TGC) today announced the completion of the Company’s 8-well drilling program on its oil producing properties in Kansas by the drilling of the final two program wells. The 8-well drilling program proved to be highly successful, with 7 of 8 wells producing or expected to produce commercial quantities of oil. The Company also announced that three of the wells in the Company’s 12-well drilling program in Kansas have also been drilled to date, and the fourth program well, the Foster #10, is currently being drilled.

The last of the wells drilled in the 8-well program, the Crofoot A-9 was finished in April 2006. CEO Jeffrey R. Bailey said, “This well had an outstanding test, and we expect this to be the best producer of the 8 program wells drilled. While the test volumes for this well exceeded 450 barrels of oil per day (BOPD), we anticipate that the initial and near- term actual production rates will most likely be maintained in the range of 100 BOPD in order to maintain the functionality of the well and to promote maximum long-term recoverability of reserves. The structure of the drilling program calls for the participants to receive all revenues from their program interest until payout of their investment, when the Company will begin to receive a management fee of 85% of revenues from the participant’s program interest. The Company will continue to receive this management fee for the remaining life of the wells. As a result of the expected overall production levels of all the program wells, the Company anticipates that the payout to the participants will occur and that the Company will commence receiving these management fee revenues for all of these eight program wells sometime in the third quarter of 2006.”

The Company also announced that quarterly oil production volumes in Kansas achieved another record level with 38,502 barrels of oil produced in the first quarter of 2006. This is the highest first quarter Kansas oil production level since 1997, the year Tengasco purchased the Kansas oil properties. Mr. Bailey said, “In our historically lowest quarter for production, it is a testament to the value of our Kansas properties and our Kansas based employees, that we were able to achieve these excellent results in the first quarter of 2006.”

The Company announced that it expects to file with the Securities and Exchange Commission, its Report on Form 10-Q for the Quarter Ended March 31, 2006 in early May, 2006.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.